                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     Information Required in Proxy Statement
                            Schedule 14A Information

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. ___)

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     [ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12
     [ ] Confidential, For Use of the Commission Only (as Permitted by
         Rule 14a-6(e)(2))

                             GRC INTERNATIONAL, INC.
                             -----------------------
                (Name of Registrant as Specified in its Charter)

                             -----------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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


                                From the Desk of
                           Dr. Gerald "Mac" McNichols


                                                                October 22, 1999

Dear Fellow GRC International Shareholder:


In September 1999, I made the largest investment of my life when I sold my company Management Consulting & Research Inc. (MCR) to GRC. As a result, I am now the largest shareholder of GRC International, and most of my net worth is in GRC stock. I made this investment largely because of my full confidence in Dr. Gary L. Denman and Joseph R. Wright, Jr. and their successful business plan, and I urge you to re-elect them to GRC's Board of Directors.

One of the key reasons I sold my company to GRC - for GRC stock - was that I was impressed by the new management team's success in refocusing GRC on its core competencies and the Company's outstanding financial results. This was especially brought home to me by GRC's earnings announcement on October 19. GRC revenue for the quarter increased 25 percent to $45.8 million, and operating income for the quarter doubled to $4.2 million. This was the seventh consecutive quarter of year-to-year double-digit revenue growth for GRC. (See enclosed copy of press release.)

I am sure you would agree that GRC President & CEO Gary Denman and Chairman Joe Wright are doing a tremendous job and that now is certainly not the right time to change direction. They have a solid business plan that is succeeding and a strong proven track record.

As shareholders, we should support our management that is producing these great results. The strong results that they have brought us since becoming CEO and Chairman, respectively, indicate that GRC is heading in the right direction. Please join me in voting to re-elect Gary Denman and Joe Wright.


                                        Sincerely,

                                        /s/ Dr. Gerald "Mac" McNichols

                                        Dr. Gerald "Mac" McNichols
                                        Shareholder


Enclosures (GRC Press Release and Proxy Card)

                 (please see other side for voting instructions)

                         Sign and return the WHITE proxy
                         -------------------------------


YOUR VOTE IS IMPORTANT! Please sign and date the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope. The prompt return of your proxy will ensure that your vote is counted. If you have already given a proxy to Cilluffo Associates on behalf of its nominees, you may revoke that proxy by signing and returning the enclosed WHITE proxy.


================================================================================

                                    IMPORTANT

1. Vote on the WHITE proxy card. Do not sign any proxy card sent by Cilluffo Associates.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the WHITE proxy "FOR" management's nominees, "FOR" approval of Deloitte & Touche as accountants and "AGAINST" the shareholder proposal to terminate the Shareholder Rights Plan.

3. If you have questions or need assistance in voting your shares, please call toll free:

                              GEORGESON SHAREHOLDER
                               COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                               New York, NY 10004
                         Call Toll-Free (800) 223-2064

================================================================================

[GRAPHIC OMITTED]                                         1900 Gallows Road
                                      NEWS                Vienna, Virginia 22182
                                                          NYSE: GRH
--------------------------------------------------------------------------------

           GRC International Reports First Quarter Financial Results:

                       Revenues Rise 25% to $45.8 Million
                    Operating Income Doubles to $4.2 Million

Vienna, Va., October 19, 1999 - GRC International (NYSE: GRH) today reported its seventh consecutive quarter of year-to-year double-digit revenue growth and its fifth consecutive quarter of year-to-year operating income improvement of 50 percent or more.

For the first quarter ended September 30, 1999, revenues were up 25 percent to $45.8 million, compared to revenues of $36.8 million for the first quarter of last year. Current quarter revenues included a $2.5 million contribution by GRCI subsidiary Management Consulting & Research Inc., which was acquired on September 2, 1999, as one element of management's long-term growth strategy for the company. Excluding the MCR contribution, revenues increased 18 percent year-to-year from a broad base of contracts, further demonstrating the company's fundamental strength.

"GRCI's continuing strong revenue growth, which is now being supplemented by our recent acquisition of MCR, unquestionably demonstrates we are on the right course to continue building additional shareholder value," said President and CEO Gary Denman. "Our three-part revenue enhancement strategy to grow revenues from existing customers, capture new customers, and add to revenues through selective, accretive acquisitions is clearly delivering positive results."

Operating income for the first quarter of the current year doubled to $4.2 million compared to $2.1 million for the same quarter last year. The operating margin percentage for the current quarter rose sharply to 9.1 percent from 5.8 percent last year. Current quarter operating income includes $920,000 from the favorable resolution of prior year contract audits and settlement of a contract claim. Excluding these benefits, operating income would have risen 57 percent to $3.3 million with an operating margin of 7.1 percent, both of which are significantly above goals set by management.

Income from continuing operations before taxes for the quarter was up 123 percent to $3.9 million from $1.8 million last year.

Net income for the first quarter of the current year was $2.4 million, or $0.21 per diluted share. This includes a $1.6 million tax provision. Last year, the company reported first quarter net income of $3.1 million, or $0.30 per diluted share. Those results included a $1.3 million net tax benefit related to the recognition of prior year tax net operating loss carryforwards.

Management Discussion

"Revenue growth is only one component of our improvement strategy for GRCI," said Denman. "We understand that sustainable value requires strong margin improvement and growing cash flows in addition to top line revenue growth. I am pleased to report we are delivering on all three parts of our plan. The basis for the significant increase in recurring margins this quarter is two fold. We are managing and controlling our indirect costs more closely and we are placing


                                     -MORE-
greater emphasis on profit performance for our time-and-materials contracts, which now account for approximately 60 percent of our business.

"The margin improvement we are reporting this quarter goes well beyond our stated goal of increasing pre-tax margin by 10 percent year-over-year," said Denman. "We continue to build measurable value at GRCI and plan to continue doing so for the foreseeable future.

"We also have continued to make excellent progress on our balance sheet," said Denman. "Even during a quarter when we used a portion of our credit line to acquire MCR, we ended the quarter with only $16.5 million in long-term debt, down substantially from one year ago when long-term debt stood at $23.8 million. This is further proof that we can execute our acquisition strategy, sustain growth and profitability, and maintain healthy ratios on the balance sheet. These are excellent results, top to bottom.

"Performance from our growth and profitability improvement plan continues to exceed all expectations. These results reported on the heels of the strong performance we have delivered over past seven quarters demonstrate that our new management team has put the company's poor performance behind it. I look forward to continue implementing our plan."

GRC International Inc., headquartered in Vienna, Va., is a leading provider of professional services focusing on information technology, management consulting, and scientific engineering for a national clientele in the government and commercial sectors. GRCI is a publicly traded company listed on the New York Stock Exchange under the symbol GRH. Additional details about GRC International can be obtained on the Internet at http://www.grci.com/. Details concerning MCR can be viewed at http://www.mcri.com.

Forward-looking statements contained in this release are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the company's dependence on continued funding of U.S. Department of Defense programs and the company's ability to fill required staff positions to service the contracts granted under those programs; government contract procurement and termination risks; and other risks described in the company's Securities and Exchange Commission filings.

Inquiries: James Allen, CFO, (703) 506-5574, or Wayne Jackson, Director, Corporate Communications, (703) 506-5038. GRCI press releases are available on the Internet through Company News On-Call at http://www.prnewswire.com/.

                                 -TABLES FOLLOW-

                             GRC International, Inc.
                   Consolidated Condensed Statements of Income
                    (in thousands, except for per share data)
                                   (unaudited)


                                            Three Months Ended
                                               September 30,
                                               1999     1998
                                            ------------------
Revenues                                     $45,821   $36,756
Cost of services                              36,992    30,964
Indirect costs and other costs                 4,656     3,675
                                              ------    ------
Operating income                               4,173     2,117
Interest expense, net                           (230)     (352)
                                              ------    ------
Income from continuing operations before
   income tax benefit (provision)              3,943     1,765
Income tax benefit (provision)                (1,585)    1,265
                                              ------    ------
Income from continuing operations              2,358     3,030
Gain from discontinued operations
   (Net of tax)                                    -        54
                                              ------    ------
Net Income                                   $ 2,358   $ 3,084
                                             =======    ======
Basic income per common share:
   Continuing operations                     $  0.22   $  0.29
   Discontinued operations                         -      0.01
                                              ------    ------
   Net income                                $  0.22   $  0.30
                                              ======    ======
Number of shares used in EPS calculation      10,959    10,214

Diluted income per common share:
   Continuing operations                     $  0.21   $  0.29
   Discontinued operations                         -      0.01
                                               ------  -------
   Net income                                $  0.21   $  0.30
                                               ======   ======
Number of shares used in EPS calculation      11,418    10,386



                           Consolidated Balance Sheets
                            (Condensed and unaudited)
                                 (in thousands)


                                    September 30,      June 30,
                                        1999            1999
                                        ----            ----
Assets
   Current assets                      $53,864        $48,182
   Property and equipment, net           9,689          9,095
   Goodwill and other
      intangible assets, net            22,715          1,989
   Deferred taxes                       15,070         15,428
   Other assets                          2,104          1,387
                                        ------         ------

Total assets                          $103,442        $76,081
                                        ======         ======
Liabilities and stockholders' equity
   Current liabilities                 $25,827        $23,100
   Long-term debt                       16,500         12,623
   Other non-current liabilities         1,444            299
   Stockholders' equity                 59,671         40,059
                                       -------           ----

Total liabilities and
     stockholders' equity             $103,442        $76,081
                                      ========         ======



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